Strategic Alliance Agreement
Between Innova Robotics,
and Mesa Robotics

This agreement is an extension of the earlier signed Memorandum of Understanding and represents the next step in a series of steps of defining the overall scope of the legal assurances that the companies will require. This agreement provides the legal document required by the Securities and Exchange Commission to announce our strategic alliance for the benefit of advance notice to the international market.

Innova Robotics (IR), the legal entity of Innova Holdings, Inc. (IVHG) and Mesa Robotics (MR), have formally agreed to the following terms and conditions.

1)
MR grants to IR the exclusive worldwide rights to market and sell a full line of MR products. Existing agreements with representatives will be honored and IR will work through these arrangements with the assistance of MR.

2)
MR will be the exclusive supplier of unmanned ground vehicles including ACER, MATILDA, MARV AND MAUD and others to be developed in the future to be sold by IR in all markets including, but not limited to military, homeland security, first line of responders, FBI, CIA, sheriffs organizations, commercial and industrial and non-industrial applications. MR will quote all special engineering or engineering to existing products, and will upon successful launching of new products, add those products, or newly engineered products to the line of equipment to be supplied exclusively by IR.

3)	IR will also request of MR additional engineering that it might see benefits the relationship between the partnerships of the company.

4)	MR grants to IR a first right of refusal for any offer to acquire either parts of or the entire assets or stock of MR. IR will have 30 days to respond to a first right of refusal.

5)	Likewise, should MR decide to take in investment partners, IR will have the first option to provide such investment in accordance with the goals of both companies.

6)
For the purposes of defining the sales relationship, all international and domestic sales will be booked by IR for subcontracting to MR as its exclusive supplier. All service, warranty, installation and training of those products will be the responsibility of IR who, in turn, will subcontract those functions to MR.

7)	The pricing of the MR products to IR will be as reflected in Exhibit A attached. (To be developed by MR and IR at a later date and will be revised as required from time to time)

For the purposes of this agreement, an announcement will be made at the RoboBusiness 2006 Conference & Expo the week of June 19, 2006 in Pittsburgh, Pennsylvania.

In addition, IR will use its best efforts with CoroWare and Robotic Workspace Technologies to add their technology to the MR line of products to enhance the functionality as needs are identified over the next couple of years.

This exclusive agreement will run for a period of five (5) years with more definitive terms and conditions to be developed at later date. IR will purchase products in advance and pay for such products in accordance with specified deliveries. IR will maintain a stock of products supplied exclusively by MR in an effort to shorten such deliveries for the various markets it intends to serve.

We look forward to a more definitive agreement being put in place over the next several weeks. For the interim, this strategic alliance agreement allows us to move forward on a very aggressive basis.

Mesa Robotics, Inc.	Innova Holdings, Inc.

/s/ Ranjana Savant	/s/ Walter Weisel
Ranjana Savant	Walter Weisel
President	Chairman & CEO

Attachment Exhibit A